UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2017

LIBERTY SILVER CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Bay Street, Suite 806 Toronto, Ontario, Canada	M5H 2Y2
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code: 888-749-4916

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 30, 2017, Liberty Silver Corp. (the “Company”) announced the amendment to the exploration earn-in agreement (the “Earn-In Agreement”) between it and AuEx Inc., a predecessor in rights to Renaissance Gold Inc. (“Renaissance”), and the amendment to the letter of intent (the “Letter of Intent”) sent by Renaissance to the Company on April 17, 2015 and pertaining to the option to acquire additional interest in Trinity Silver Project, a mineral property subject to Earn-In Agreement.

Under an amendment agreement (“Amendment Agreement”) with Renaissance to amend certain terms of the Earn-In Agreement and the Letter of Intent, the parties amended the Earn-In Agreement so as to extended from March 29, 2017 to March 29, 2020 the period within which the Company is to deliver to Renaissance a bankable feasibility study of the Trinity Silver Project in complete satisfaction of the Company’s earn-in obligations under the Earn-In Agreement and which delivery entitles the Company to 70% interest in the Trinity Silver Project.

Additionally, under the terms of the Amendment Agreement the Company accepted in consideration for US$96,366.24 payable no later than June 30, 2017 the option to acquire a 100% interest in the Trinity Silver Project offered to the Company by Renaissance in the Letter of Intent. The option can be exercised by the Company no later than June 30, 2017. The Amendment Agreement also amends the Letter of Intent so as to extend from March 29, 2017 to September 30, 2017 the period within which the Company and Renaissance must restructure the Earn-In Agreement, which restructuring is one of the conditions precedent for acquisition by the Company of 100% in the Trinity Silver Project upon exercise of the option granted to it by Renaissance. A full description of the Amendment Agreement can be found in the news release filed as exhibit 99 filed herewith.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are filed with this Form 8-K and are incorporated herein by reference:

Exhibit 10.1	●	Amendment Agreement dated January 25, 2017 of Earn-In Agreement with Renaissance Gold Inc.

Exhibit 99	●	News Release dated January 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY SILVER CORP.

(Registrant)

Date: February 2, 2017	By:	/s/ Howard M. Crosby
Howard M. Crosby
Chief Executive Officer